As filed with the Securities and Exchange Commission on February 10, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3491	20-3547095
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
1200 Abernathy Road, Suite 1200
Atlanta GA 30328
(770) 206-4200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Robert Barker, Esq.
Executive Vice President, General Counsel and Secretary
1200 Abernathy Road, Suite 1200
Atlanta GA 30328
(770) 206-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Mueller Water Products, Inc. Second Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration Fee
Securities to be Registered (1)	Registered (2)	Per Share (3)	Offering Price (3)	(3)
Series A Common Stock, par value $0.01 per share	8,000,000 shares	$3.83	$30,640,000	$1,218.30

(1)	The securities to be registered include shares of Series A common stock and options and rights to acquire Series A common stock.

(2)	Includes an indeterminate number of additional shares that may be offered and issued under the Mueller Water Products, Inc. 2006 Stock Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the proposed maximum aggregate offering price and the amount of registration fee. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices per shares of the Series A common stock as quoted on the New York Stock Exchange on February 5, 2009.
Pursuant to Rule 429 under the Securities Act of 1933, the prospectus relating to this registration statement is a combined prospectus relating also to registration statement no. 333-134737 filed by the registrant on Form S-8 on June 5, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents filed with the Securities and Exchange Commission (the “Commission”) by Mueller Water Products, Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:
•	Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2008;

•	Current Report on Form 8-K filed on January 29, 2009; and

•	Current Report on Form 8-K filed on February 6, 2009.
          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
          Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to Mueller Water Products, Inc., Attn: Corporate Secretary, 1200 Abernathy Road, NE, Suite 1200, Atlanta, Georgia 30328.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interest of Named Experts and Counsel.
          Robert Barker, Executive Vice President and General Counsel of Mueller Water Products, Inc., is rendering an opinion regarding the legality of the Series A Common Stock.
Item 6. Indemnification of Directors and Officers.
          Mueller Water Products, Inc. (the “Company”) is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
          Any repeal or modification of such provisions shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law, except for any liability imposed by Section 102(b)(7) as discussed above.
          Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.
          The restated bylaws of Mueller Water Products, Inc. provide that we must indemnify our former and present directors and officers, and to advance them certain expenses in defending any relevant action, suit or proceeding, to the fullest extent permitted by the laws of the State of Delaware, subject to the limitations as described above. Our bylaws also provide in greater detail our obligations and certain procedures regarding such indemnification and the advancement of expenses. The provision of indemnification and the advancement of expenses to persons under our bylaws does not limit or restrict in any way our power to indemnify or advance expenses to them in any other way permitted by law. Without limitation to the foregoing sentence, our bylaws also authorize us to maintain insurance on behalf of any of our former or present directors and officers against any liability asserted against them or incurred by them in their capacity or status as directors or officers of the Company.
          As authorized by the Delaware General Corporation Law, the directors of Mueller Water Products, Inc. have approved a form of Indemnity Agreement which the Company may enter with its directors. A person with whom the Company has entered into such an Indemnity Agreement (an “Indemnitee”) shall be indemnified against liabilities and expenses related to such person’s capacity as an officer or director or to capacities served with other entities at the request of the Company, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors’ and officers’ liability insurance policy maintained by the Company. Mueller Water Products, Inc. has entered into an Indemnity Agreement with each of its directors.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages.
Item 9. Undertakings.
          (a) The undersigned registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, Mueller Water Products, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 28, 2009.

MUELLER WATER PRODUCTS, INC.
By:	/s/ Evan L. Hart
Evan L. Hart
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ Gregory E. Hyland Gregory E. Hyland	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	January 28, 2009

/s/ Evan L. Hart Evan L. Hart	Senior Vice President and Chief Financial Officer (principal financial officer)	January 28, 2009

/s/ Kevin G. McHugh Kevin G. McHugh	Vice President and Controller (principal accounting officer)	January 28, 2009

/s/ Donald N. Boyce Donald N. Boyce	Director	January 28, 2009

/s/ Howard L. Clark Jr. Howard L. Clark Jr.	Director	January 28, 2009

/s/ Jerry W. Kolb Jerry W. Kolb	Director	January 28, 2009

/s/ Joseph B. Leonard Joseph B. Leonard	Director	January 28, 2009

/s/ Mark J. O’Brien Mark J. O’Brien	Director	January 28, 2009

/s/ Bernard G. Rethore Bernard G. Rethore	Director	January 28, 2009

Signature	Title

/s/ Neil A. Springer Neil A. Springer	Director	January 28, 2009

/s/ Lydia W. Thomas Lydia W. Thomas	Director	January 28, 2009

/s/ Michael T. Tokarz Michael T. Tokarz	Director	January 28, 2009

EXHIBIT INDEX

Exhibit
No.	Document

3.1	Second Restated Certificate of Incorporation of Mueller Water Products, Inc. Incorporated by reference to Exhibit 3.4 to Mueller Water Products, Inc. Form 8-K (File no. 001-32892) filed on January 29, 2009.

3.2	Amended and Restated Bylaws of Mueller Water Products, Inc. Incorporated by reference to Exhibit 3.1 to Mueller Water Products, Inc. Form 8-K (File no. 001-32892) filed on August 22, 2008.

3.3	Mueller Water Products, Inc. Second Amended and Restated 2006 Stock Incentive Plan.

5.1	Legal opinion of Robert Barker

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Robert Barker (included in Exhibit 5.1)

99.1	Mueller Water Products, Inc. Form of Notice of Stock Option Grant. Incorporated by reference to Exhibit 10.5.2 to Mueller Water Products, Inc. Form 10-Q for the quarter ended December 31, 2007 (File no. 001-32892) filed on February 11, 2008.

99.2	Mueller Water Products, Inc. Form of Restricted Stock Unit Award Agreement. Incorporated by reference to Exhibit 10.5.3 to Mueller Water Products, Inc. Form 10-Q for the quarter ended December 31, 2007 (File no. 001-32892) filed on February 11, 2008.